Exhibit 99.1

Encision Reports Third Fiscal Quarter Results

          BOULDER, Colo., Jan. 25 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third fiscal quarter ended December 31, 2005.

          Revenue for the third fiscal quarter ended December 31, 2005 of $2.117 million represented a one percent increase over prior fiscal year’s third fiscal quarter revenue of $2.098 million.  Net loss of $(154) thousand or $(.02) per share for the third fiscal quarter compares to a net loss of $(143) thousand or $(.02) per share for last year’s third fiscal quarter. Gross Profit Margin for the third quarter of fiscal year 2006 was 60 percent as compared to 56 percent for the third quarter of fiscal year 2005.

          Revenue for the nine months ended December 31, 2005 of $6.708 million represented a 13 percent increase over prior fiscal year’s nine months revenue of $5.927 million.  Net loss of $(297) thousand or $(.05) per share for this fiscal year’s nine months compares to a net loss of $(491) thousand or $(.08) per share for last fiscal year’s nine months.  Last year’s nine months included a one-time expense of approximately $201,000 (including attorney and arbitrator fees) for resolution of an arbitration dispute with one of Encision’s distributors.  Gross Profit Margin for the nine months of fiscal year 2006 was 60 percent as compared to 57 percent for the nine months of fiscal year 2005.

          “I am disappointed with our revenue growth for the quarter just ended. However, we made some changes to our sales force and distribution network during the third quarter and I believe that those changes may have been a short-term distraction to our revenue,” said Jack Serino, President and CEO of Encision.  “I trust that the changes we made will now enable us to continue our focus on renewed growth.”

          Encision Inc. designs and manufactures innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, difficulty in scaling up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600,
mmchaffie@encision.com

ENCISION INC.
Unaudited Condensed Balance Sheets
(In thousands)

	December 31, 2005	March 31, 2005

Cash and Cash Equivalents	$726	$1,472
Current Assets	3,497	3,653
Total Assets	4,024	4,107
Current Liabilities	1,251	1,133
Shareholders’ Equity	2,773	2,974
Total Liabilities and Shareholders’ Equity	$4,024	$4,107

ENCISION INC.
Unaudited Condensed Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,

	2005	2004

Net Revenue	$2,117	$2,098
Cost of Revenue	852	914
Gross Profit	1,265	1,184
Operating Expenses	1,424	1,327
Operating (Loss)	(159)	(143)
Net (Loss)	$(154)	$(143)
Net (Loss) per Share	$(.02)	$(.02)

ENCISION INC.
Unaudited Condensed Statement of Operations
(In thousands, except per share amounts)

	Nine Months Ended December 31,

	2005	2004

Net Revenue	$6,708	$5,927
Cost of Revenue	2,681	2,531
Gross Profit	4,027	3,396
Operating Expenses	4,332	3,887
Operating (Loss)	(305)	(491)
Net (Loss)	$(297)	$(491)
Net (Loss) per Share	$(.05)	$(.08)

SOURCE  Encision Inc.
           -0-                                                       01/25/2006
           /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com   /
           /Web site:  http://www.encision.com /